Exhibit 99.1

Highpower International Reports Financial Results

For the Second Quarter And Six Months Ended June 30, 2016

Highlighted By Higher Net Income and EPS

Company to Hold Conference Call on August 12, 2016 at 10:00a.m.Eastern Time /7:00a.m. Pacific Time

SAN FRANCISCO, USA and SHENZHEN, CHINA–August 12, 2016 - Highpower International, Inc. (NASDAQ: HPJ), a developer, manufacturer, and marketer of lithium and nickel-metal hydride (Ni-MH) rechargeable batteries, and battery management systems and battery recycling provider, today announced its financial results for the second quarter and six months ended June 30, 2016.

2016 Second Quarter Financial Highlights (all results are compared to prior year period)

•	Net sales were $36.7million, compared to $38.6 million, primarily due to exchange rate difference.
•	Gross margin was 20.8%, compared to 22.2%, mainly due to lower average selling price.
•	EBITDA was $3.7million compared to $3.3 million.
•	Net income attributable to the Company was $2.1 million, or $0.14 per diluted share, compared to net income attributable to the Company of $1.9 million, or $0.12 per diluted share; non-GAAP net income attributable to the Company was $2.1 million, or $0.15 per diluted share, compared to non-GAAP net income attributable to the Company of $2.1 million, or $0.13 per diluted share.

Management Commentary

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to announce strong results for the second quarter, especially the overall net income is performing well and lithium battery business has a good momentum of progress since the second quarter. We have maintained a solid gross margin in the competitive battery market. We also indicated that growth would accelerate in the second half of 2016 with the battery sales peak season coming. As we have focused on our corporate objectives, we have also established a lean production culture of continuous improvements, which allows us to provide our customers with the best cost performance products and allows Highpower’s sustainable and healthy growth in the future. ”

2016 Second Quarter Financial Review

Net Sales

Net sales for the second quarter ended June 30, 2016 were $36.7 million compared to $38.6 million for the same period in 2015. The 1.9 million decrease in net sales compared to the same period in 2015 was mainly due to a $3.8 million decrease in sales of Ni-MH Batteries, offset by increases of $1.6 million in sales of lithium batteries and $0.3 million increase in sales of new material business. Without exchange rate change, net sales in Q2 of 2016 increased 1.6% compared to the same period in 2015.

Net sales for the six months ended June 30, 2016 were $65.8 million, compared to $70.8 million for the same prior year period. This $5.0 million decrease was due to a $5.7 million decrease in sales of Ni-MH Batteries, offset by a $0.1 million increase in net sales of lithium batteries and $0.7 million increase in new material business. Without exchange rate change, net sales in first half year of 2016 decreased 0.9% compared to same period in 2015.

Gross Profit

For the second quarter ended June 30, 2016, the Company’s gross profit was $7.6 million, compared to $8.6 million, for the same period in 2015. This decrease was mainly due to the decrease in the average selling price of batteries.

For the six months ended June 30, 2016, the Company’s gross profit was $13.5 million, compared to $14.1 million for the same period in 2015.

Gross Margin

Gross margin was 20.8% for the second quarter ended June 30, 2016, compared to 22.2% for the same period in 2015. The decrease was due to pricing declines from the prior year period as well as product mix, offset by lower costs of sales.

Gross margin for the six months ended June 30, 2016 was 20.5%, as compared with 19.9% for the same period in 2015.

Research and Development (R&D)

R&D expenses were $2.0 million, or 5.5% of net sales, for the second quarter ended June 30, 2016, compared to $2.0 million, 5.2% of net sales for the same period in 2015.

For the six months ended June 30, 2016, R&D expenses were$3.7 million, or 5.6% of net sales, compared to $3.7 million, or 5.2% of net sales, for the same period in 2015.

Selling & Distribution

Selling and distribution expenses were $1.5 million, or 4.2% of net sales, for the second quarter ended June 30, 2016, compared to $1.6 million, or 4.1% of net sales, for the same period in 2015.

For the six months ended June 30, 2016, selling and distribution expenses were $3.1 million, or 4.7% of the net sales, compared to $3.4 million, or 4.8% of net sales, for the same period in 2015.

General & Administrative

General and administrative expenses were $3.2 million, or 8.8% of net sales, for the second quarter ended June 30, 2016, compared to $3.4 million, or 8.9% of net sales, for the same period in 2015.

For the six months ended June 30, 2016, general and administrative expenses were $6.3 million, or 9.6% of net sales, compared to $6.4 million, or 9.1% of net sales, for the same period in 2015.

Net Income

For the second quarter of 2016, net income attributable to the Company was $2.1 million, or $0.14 per diluted share based on 15.1 million weighted average diluted shares outstanding, compared to net income of $1.9 million, or $0.12 per diluted share based on 15.4 million weighted average diluted shares outstanding. Non-GAAP net income attributable to the Company was $2.1 million, or $0.15 per diluted share, compared to a non-GAAP net income of $2.1 million, or $0.13 per diluted share, in the prior year period.

For the six months ended June 30, 2016, net income attributable to the Company was $1.7 million, or $0.11 per diluted share based on 15.1 million weighted average diluted shares outstanding, compared to net income of $1.7 million, or $0.11 per diluted share based on 15.5 million weighted average diluted shares outstanding. Non-GAAP net income attributable to the Company was $1.8 million, or $0.11 per diluted share, compared to a non-GAAP net income of $1.7 million, or $0.11 per diluted share, in the prior year period.

EBITDA

EBITDA for the second quarter ended June 30, 2016 was $3.7million, compared to $3.3 million in the prior year period.

For the six months ended June 30, 2016, EBITDA was $4.8 million, compared to $4.5 million, in the prior year period.

A table reconciling EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to the appropriate GAAP measure is included with the Company’s financial information below.

Balance Sheet Highlights

($ in millions, except per share data)	June 30,	December 31,
	2016	2015
	(Unaudited)
	$	$
Cash and Cash Equivalents	$6.8	$5.8
Total Current Assets	$78.5	$80.7
Total Assets	$134.2	$134.2
Total Current Liabilities	$91.5	$91.2
Total Liabilities	$91.5	$91.3
Shareholders’ Equity	$42.7	$42.9
Total Liabilities and Shareholders’ Equity	$134.2	$134.2
Book Value Per Share	$2.83	$2.84

Conference Call Details

The Company announced that it will discuss financial results in a conference call on August 12, 2016at 10:00a.m.Eastern Time / 7:00a.m. Pacific Time to discuss these results.

The dial-in numbers are:

Live Participant Dial In (Toll Free):	877-407-3108
Live Participant Dial In (International):	201-493-6797

To listen to the live webcast, please go to at www.highpowertech.com and click on the conference call link, or go to: http://highpowertech.equisolvewebcast.com/q2-2016. This webcast will be archived and accessible through the Company’s website for approximately 30 days following the call. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower’s target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. Adjusted EBITDA and Non-GAAP (adjusted) net income or (loss) exclude stock-based compensation expense and change of fair value of warrant liability. Adjusted EBITDA, as defined above, may not be similar to Adjusted EBITDA measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes these non-GAAP measures are useful to investors as they provide a basis for evaluating the Company's operating results in the ordinary course of its operations.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. These non-GAAP financial measures are reconciled in the accompanying tables to the most directly comparable measures as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, economic downturn and uncertainty in Asia and Europe adversely affecting demand for our products; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; changes in the laws of the PRC that affect our operations; the devaluation of the U.S. Dollar relative to the Renminbi; our dependence on the growth in demand for portable electronic devices and energy storage systems and transportation products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery products, including our lithium products; our ability to successfully develop products for and penetrate the electric transportation market; our ability to continue R&D development to keep up with technological changes our exposure to product liability, safety, and defect claims; rising labor costs, volatile metal prices, and inflation; changes in foreign, political, social, business and economic conditions that affect our production capabilities or demand for our products; and various other matters, many of which are beyond our control.. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Interim Chief Financial Officer

+86-755-8968-6521

ir@highpowertech.com

INVESTOR RELATIONS:

The Equity Group Inc.

In China

Katherine Yao, Senior Associate

+86-10-6587-6435

kyao@equityny.com

In U.S.

Adam Prior, Senior Vice President

+1 (212) 836-9606

aprior@equityny.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars except Number of Shares)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$

Net sales	36,732,310	38,635,801	65,829,365	70,773,449
Cost of sales	(29,088,639)	(30,072,041)	(52,308,655)	(56,653,975)
Gross profit	7,643,671	8,563,760	13,520,710	14,119,474

Research and development expenses	(2,035,886)	(1,997,494)	(3,658,769)	(3,671,618)
Selling and distribution expenses	(1,539,395)	(1,597,564)	(3,074,431)	(3,396,286)
General and administrative expenses	(3,248,899)	(3,423,770)	(6,318,613)	(6,448,521)
Foreign currency transaction gain	600,313	73,546	509,877	443,857
Total operating expenses	(6,223,867)	(6,945,282)	(12,541,936)	(13,072,568)

Income from operations	1,419,804	1,618,478	978,774	1,046,906

Gain on change of fair value of warrant liability	7,077	84,833	126,546	431,132
Other income	1,055,947	357,055	1,211,875	587,147
Interest expenses	(435,402)	(275,476)	(710,394)	(544,118)
Income before taxes	2,047,426	1,784,890	1,606,801	1,521,067

Income taxes (expenses) benefit	(174,313)	(18,840)	(209,817)	76,416
Net income	1,873,113	1,766,050	1,396,984	1,597,483

Less: net loss attributable to non-controlling interest	(178,669)	(101,074)	(312,190)	(146,283)
Net income attributable to the Company	2,051,782	1,867,124	1,709,174	1,743,766

Comprehensive (loss) income
Net income	1,873,113	1,766,050	1,396,984	1,597,483
Foreign currency translation (loss) income	(1,964,424)	206,027	(1,714,278)	1,266
Comprehensive (loss) income	(91,311)	1,972,077	(317,294)	1,598,749

Less: comprehensive loss attributable to non-controlling interest	(197,060)	(95,376)	(325,882)	(144,549)
Comprehensive income attributable to the Company	105,749	2,067,453	8,588	1,743,298

Income per share of common stock attributable to the Company
- Basic	0.14	0.12	0.11	0.12
- Diluted	0.14	0.12	0.11	0.11

Weighted average number of common stock outstanding
- Basic	15,101,679	15,094,979	15,101,679	15,091,639
- Diluted	15,102,877	15,441,576	15,103,886	15,469,274

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars except Number of Shares)

	June 30,	December 31,
	2016	2015
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	6,798,975	5,849,967
Restricted cash	9,892,758	11,656,204
Accounts receivable, net	32,279,032	36,139,866
Accounts receivable, related party	2,152,054	-
Notes receivable	684,697	1,757,709
Prepayments and other receivables	6,210,666	6,060,904
Inventories, net	20,502,568	19,218,331

Total Current Assets	78,520,750	80,682,981

Property, plant and equipment, net	48,569,186	47,464,186
Land use right, net	3,830,862	3,963,003
Other assets	1,000,662	550,000
Deferred tax assets	1,574,303	1,544,314
Long-term investment	751,925	-

TOTAL ASSETS	134,247,688	134,204,484

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	32,803,377	36,077,396
Deferred income	785,899	879,944
Short-term bank loan	14,963,306	13,839,341
Non-financial institution borrowings	4,511,550	-
Notes payable	29,003,988	30,490,166
Amount due to a related company	761,895	-
Other payables and accrued liabilities	6,503,604	6,292,492
Income taxes payable	1,252,743	1,783,013
Current portion of long-term loan	902,310	1,845,245

Total Current Liabilities	91,488,672	91,207,597

Warrant Liability	14,003	140,549

TOTAL LIABILITIES	91,502,675	91,348,146

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC.AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars except Number of Shares)

	June 30,	December 31,
	2016	2015
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-

Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,101,679 shares issued and outstanding at June 30, 2016 and December 31, 2015)	1,510	1,510
Additional paid-in capital	11,433,948	11,227,979
Statutory and other reserves	4,042,429	4,042,429
Retained earnings	25,807,349	24,098,175
Accumulated other comprehensive income	932,176	2,632,762

Total equity for the stockholders of Highpower International Inc.	42,217,412	42,002,855

Non-controlling interest	527,601	853,483

TOTAL EQUITY	42,745,013	42,856,338

TOTAL LIABILITIES AND EQUITY	134,247,688	134,204,484

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Six months ended June 30
	2016	2015
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	1,396,984	1,597,483
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,486,196	2,535,695
Allowance for doubtful accounts	4,837	896
Income on disposal of property, plant and equipment	95,368	79,692
Deferred income tax	(64,671)	(230,050)
Share based compensation	205,969	412,304
Change in fair value of warrant liability	(126,546)	(431,132)
Changes in operating assets and liabilities:
Accounts receivable	3,216,097	(787,672)
Notes receivable	1,051,486	(1,645,051)
Prepayments and other receivables	(770,029)	(2,338,484)
Amount due from a related company	(2,187,784)	-
Amount due to a related company	774,545	-
Inventories	(1,735,486)	(3,386,818)
Accounts payable	(2,843,233)	(1,503,555)
Deferred revenue	(75,912)	-
Other payables and accrued liabilities	349,026	315,942
Income taxes payable	(499,161)	(573,875)
Net cash flows provided by (used in) operating activities	1,277,686	(5,954,625)

Cash flows from investing activities
Acquisitions of plant and equipment	(4,415,690)	(4,047,717)
Payment for long-term investment	(764,409)	-
Net cash flows used in investing activities	(5,180,099)	(4,047,717)

Cash flows from financing activities
Proceeds from short-term bank loans	1,452,377	-
Repayment of short-term loans	-	(6,062,248)
Proceeds from non-financial institution borrowings	4,586,455	-
Repayment of long-term bank loans	(917,291)	(978,649)
Proceeds from notes payable	29,485,540	30,931,015
Repayment of notes payable	(30,313,965)	(27,631,861)
Proceeds from exercise of employee options	-	44,534
Change in restricted cash	1,531,837	2,588,730
Net cash flows provided by (used in) financing activities	5,824,953	(1,108,479)
Effect of foreign currency translation on cash and cash equivalents	(973,532)	238,188
Net increase (decrease) in cash and cash equivalents	949,008	(10,872,633)
Cash and cash equivalents - beginning of period	5,849,967	14,611,892
Cash and cash equivalents - end of period	6,798,975	3,739,259

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	773,650	727,509
Interest expenses	710,394	615,363

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars)

Reconciliation of Net Income to EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	2,051,782	1,867,124	1,709,174	1,743,766
Non-GAAP Net Income (1)	2,139,964	2,073,234	1,788,597	1,724,938

Interest expenses, net	283,137	110,262	425,600	342,832
Income tax (expenses) benefit	174,313	18,840	209,817	(76,416)
Depreciation and Amortization	1,229,817	1,289,652	2,486,196	2,535,695

EBITDA	3,739,049	3,285,878	4,830,787	4,545,877
Non-GAAP Adjusted EBITDA(2)	3,827,231	3,491,988	4,910,210	4,527,049

(1) See table below for reconciliation of net income attributable to the Company to Non-GAAP net income attributable to the Company.

(2) Excludes share-based compensation expense and gain on change of fair value of warrant liabilityas set forth in the following table.

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

(Stated in US Dollars except Number of Shares)

Reconciliation of Net Income Attributable to the Company to Non-GAAP Net Income Attributable to the Company

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Net income attributable to the Company	2,051,782	1,867,124	1,709,174	1,743,766
Stock-based compensation expense	95,259	290,943	205,969	412,304
Gain on change of fair value of warrant liability	(7,077)	(84,833)	(126,546)	(431,132)
Non-GAAP net income attributable to the Company	2,139,964	2,073,234	1,788,597	1,724,938

Basic net income per share of common stock attributable to the Company	0.14	0.12	0.11	0.12
Stock-based compensation expense	0.01	0.02	0.01	0.03
Gain on change of fair value of warrant liability	(0.00)	(0.01)	(0.01)	(0.03)
Non-GAAP income per share of common stock attributable to the Company	0.15	0.13	0.11	0.12

Diluted net income per share of common stock attributable to the Company	0.14	0.12	0.11	0.11
Stock-based compensation expense	0.01	0.02	0.01	0.03
Gain on change of fair value of warrant liability	(0.00)	(0.01)	(0.01)	(0.03)
Non-GAAP income per share of common stock attributable to the Company	0.15	0.13	0.11	0.11

Weighted average number of common shares outstanding
-Basic	15,101,679	15,094,979	15,101,679	15,091,639
-Diluted	15,102,877	15,441,576	15,103,886	15,469,274